Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular, Inc.

781-425-1691

jpellegrino@lemaitre.com

LeMaitre Q2 2013 Record Sales $16mm (+12% Organic), Op. Income $1.4mm

- Third Straight Double Digit Growth Quarter -

BURLINGTON, MA, July 30, 2013 — LeMaitre Vascular, Inc. (NASDAQ: LMAT), a provider of peripheral vascular devices and implants, today reported Q2 2013 financial results. The Company posted record sales of $16.0mm and operating income of $1.4mm. The Company also announced a $0.03 per share dividend and provided Q3 2013 and full-year 2013 guidance.

Q2 2013 reported sales grew 11% vs. Q2 2012. International sales increased 19%, while the Americas grew 7%. XenoSure posted record sales of $2.0mm in the quarter, a 56% year-over-year improvement. Organic growth was 12% in Q2 2013 and unit growth was 7%.

Gross margin in Q2 2013 was 70.4% vs. 73.4% in Q2 2012. The decrease was due to UnBalloon inventory write-offs, manufacturing inefficiencies, XenoSure transition costs, and mix shift towards faster-growing, lower-margin, XenoSure and international sales.

Q2 2013 operating income was $1.4mm, flat vs. Q2 2012. The 11% sales increase was offset by a lower gross margin and higher operating expenses. Q2 2013 net income increased to $0.9mm, or $0.06 per diluted share, up from $0.8mm, or $0.05 per diluted share in Q2 2012.

George W. LeMaitre, Chairman and CEO commented, “Q2 2013 was excellent. We posted our third straight double digit quarter. International sales were up 19% and our new Canadian subsidiary delivered 42% growth. In addition, in July we made a tuck-in acquisition which should boost our market share in shunts & catheters.”

Total operating expenses in Q2 2013 were $9.8mm, vs. $9.1mm in the year earlier quarter. This 8% increase was driven by higher administrative costs including expenses from the new Canadian subsidiary, higher selling costs and the Affordable Care Act tax. The Company ended Q2 2013 with 85 sales representatives, up from 83 in the prior year period.

Cash and marketable securities were $14.9mm at June 30, 2013, a $400,000 decrease in the quarter largely driven by two quarterly dividend payments totaling $0.9mm and XenoSure clean room construction of $0.7mm, offset by cash from operations.

Inventory Valuation Adjustment

The Company’s Q2 2013 financial results are preliminary, as management is currently evaluating historical inventory valuations related to misclassified manufacturing hours, which impact financial results for 2011, 2012 and the first six months of 2013, and whether prior period financial statements need to be revised. Based on the current status of its review, which is preliminary and subject to change, the attached Q2 2013 financial results reflect the correction of this error, which increased net income during Q2 2013 by approximately $0.3mm.

Any potential revisions to the 2011 and 2012 financial statements would increase reported net income in those periods by approximately $0.4mm and decrease Q2 2013 net income by $0.3mm. The Company expects that on a cumulative basis the sum of all potential period adjustments would be negligible to net income. Cash would remain unaffected by any adjustment. The Company is working to complete its evaluation. All figures presented in this section are still under review.

Quarterly Dividend

On July 24th 2013, the Company’s Board of Directors approved a quarterly cash dividend of $0.03 per share of common stock. The dividend will be paid on September 4, 2013 to shareholders of record on August 21, 2013. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the determination of the Board of Directors.

Clinical Instruments

On July 5, 2013 LeMaitre Vascular acquired the assets of Clinical Instruments International, Inc. (“CII”), a manufacturer of carotid shunts and embolectomy catheters. CII, based in Southbridge, Massachusetts, posted sales of $635,000 in 2012. Total consideration for the acquisition is $1.1mm, of which $900,000 was paid at closing.

Business Outlook

The Company expects Q3 2013 sales of $15.2mm (+10% organic versus Q3 2012), and operating income of $1.1mm (7% operating margin). The Company increased its 2013 full-year sales guidance to $62.3mm (+10% organic vs. 2012), and maintained its full year operating income guidance to $5.0 mm (8% operating margin). The Company also increased its 2013 XenoSure sales guidance to $7.3mm.

All guidance excludes the effects of changes in foreign currency exchange rates as well as future acquisitions and divestitures.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. ET today to review the Company’s financial results and discuss its business outlook for the remainder of the year. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 800-638-4817 (+1 617-614-3943 for international callers), using pass-code 58261146. For individuals unable to join the live conference call, a replay will be available on the Company’s website.

A reconciliation of GAAP to non-GAAP (“organic”) results is included in the tables attached to this release.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease, a condition that affects more than 20 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company.

For more information about the Company, please visit http://www.lemaitre.com.

Use of Non-GAAP Financial Measures

LeMaitre Vascular management believes that in order to better understand the Company’s short-term and long-term financial trends, investors may wish to consider certain non-GAAP financial measures as a supplement to financial performance measures prepared in accordance with GAAP. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and do not have standardized meanings. These non-GAAP measures result from facts and circumstances that may vary in frequency and/or impact on continuing operations. Non-GAAP measures should be considered in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. In addition to the description provided below, reconciliation of GAAP to non-GAAP results is provided in the financial statement tables included in this press release.

In this press release, the Company has reported non-GAAP sales and growth percentages after adjusting for the impact of foreign currency exchange, business development transactions, and other events. The Company refers to this calculation of non-GAAP sales amounts and percentages as “organic.” The Company analyzes non-GAAP sales on a constant currency basis, net of acquisitions and other non-recurring events, to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, and acquisitions, product discontinuations, and other strategic transactions are episodic in nature and are highly variable to the reported sales results, the Company believes that evaluating growth in sales on a constant currency basis net of such transactions provides an additional and meaningful assessment of sales to management.

Forward-Looking Statements

The Company’s current financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, forward-looking statements in this release include, but are not limited to, statements about the Company’s expectations regarding Q2 2013 and 2013 sales and operating income levels. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results expected, including, but not limited to, the risk that prior period financial statements will need to be restated; the risk that assumptions about the market for the Company’s products and the productivity of the Company’s direct sales force and distributors may not be correct; risks related to the integration of acquisition targets; risks related to product demand and market acceptance of the Company’s products; the risk that the XenoSure product is not as accretive and does not achieve the gross margins currently anticipated by the Company; the risk that the Company experiences increased expense, production delays or quality difficulties in the transition of the XenoSure manufacturing operations; risks related to attracting, training and retaining sales representatives and other employees in new markets such as Switzerland and Canada; the risk that the Company is not successful in transitioning to a direct-selling model in new territories; adverse conditions in the general domestic and global economic markets and other risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$14,910	$16,448
Accounts receivable, net	9,714	9,048
Inventories	11,654	10,859
Other current assets	2,557	2,776

Total current assets	38,835	39,131

Property and equipment, net	5,836	4,544
Goodwill	13,749	13,749
Other intangibles, net	4,840	5,191
Deferred tax assets	259	273
Other assets	156	172

Total assets	$63,675	$63,060

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,011	$1,060
Accrued expenses	5,937	6,777
Acquisition-related obligations	508	557

Total current liabilities	7,456	8,394

Deferred tax liabilities	1,673	1,673
Other long-term liabilities	415	105

Total liabilities	9,544	10,172

Stockholders’ equity
Common stock	166	165
Additional paid-in capital	64,524	64,694
Accumulated deficit	(2,134)	(3,869)
Accumulated other comprehensive loss	(653)	(433)
Less: treasury stock	(7,772)	(7,669)

Total stockholders’ equity	54,131	52,888

Total liabilities and stockholders’ equity	$63,675	$63,060

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net sales	$15,951	$14,361	$31,333	$28,289
Cost of sales	4,714	3,816	8,890	7,874

Gross profit	11,237	10,545	22,443	20,415

Operating expenses:
Sales and marketing	5,305	5,186	11,073	10,399
General and administrative	3,067	2,717	5,949	5,385
Research and development	1,268	1,135	2,541	2,270
Loss on divestitures	—	52	—	52
Medical device excise tax	150	—	310	—

Total operating expenses	9,790	9,090	19,873	18,106

Income from operations	1,447	1,455	2,570	2,309

Other income (loss):
Interest income (expense), net	(6)	14	(9)	21
Other income (loss), net	(66)	(49)	(116)	(247)

Total other loss, net	(72)	(35)	(125)	(226)

Income before income taxes	1,375	1,420	2,445	2,083

Provision for income taxes	486	596	710	873

Net income	$889	$824	$1,735	$1,210

Earnings per share of common stock:
Basic	$0.06	$0.05	$0.11	$0.08

Diluted	$0.06	$0.05	$0.11	$0.08

Weighted-average shares outstanding:
Basic	15,250	15,201	15,234	15,248

Diluted	15,701	15,636	15,676	15,681

Cash dividends declared per common share	$0.030	$0.025	$0.060	$0.050

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended				For the six months ended
	June 30, 2013		June 30, 2012		June 30, 2013		June 30, 2012
	$	%	$	%	$	%	$	%
Net Sales by Geography
Americas	$10,363	65%	$9,676	67%	$20,611	66%	$19,150	68%
International	5,588	35%	4,685	33%	10,722	34%	9,139	32%

Total Net Sales	$15,951	100%	$14,361	100%	$31,333	100%	$28,289	100%

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

NON-GAAP FINANCIAL MEASURES

(amounts in thousands)

(unaudited)

Reconciliation between GAAP and Non-GAAP sales growth:
For the three months ending June 30, 2013
Net sales as reported	$15,951
Impact of currency exchange rate fluctuations	70

Adjusted net sales		$16,021

For the three months ending June 30, 2012
Net sales as reported		$14,361

Adjusted net sales increase for the three months ending June 30, 2013		$1,660	12%

Reconciliation between GAAP and Non-GAAP sales growth for Quarterly Guidance:
For the three months ending September 30, 2013
Net sales per guidance	$15,200
Net impact of acquisitions and distributed sales excluding currency	$(75)
Impact of currency exchange rate fluctuations	(100)

Adjusted net sales		$15,025

For the three months ending September 30, 2012
Net sales as reported		$13,645

Adjusted net sales increase for the three months ending September 30, 2013		$1,380	10%

Reconciliation between GAAP and Non-GAAP sales growth for Annual Guidance:
For the year ending December 31, 2013
Net sales per guidance	$62,300
Net impact of acquisitions and distributed sales excluding currency	$(200)
Impact of currency exchange rate fluctuations	57

Adjusted net sales		$62,157

For the year ending December 31, 2012
Net sales as reported		$56,735

Adjusted net sales increase for the year ending December 31, 2013		$5,422	10%